Exhibit 10.2

Restricted Shares Award

Award Date: September 6, 2016

HIGHLANDS BANKSHARES, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), effective as of September 6, 2016 (“Award Date”), is made by and between Highlands Bankshares, Inc., a Virginia corporation (“Company”), and Timothy K. Schools (“Grantee”).

RECITALS

WHEREAS, the Company has adopted the Highlands Bankshares, Inc. 2006 Equity Compensation Plan (the “Plan”) pursuant to which awards of Restricted Shares may be granted; and

WHEREAS, Company desires to grant to Grantee, in consideration for Grantee’s service as President and Chief Executive Officer of Company and the wholly owned bank subsidiary of Company (“Bank”), and Grantee desires to accept, the number of shares of restricted shares provided herein.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements contained herein, the parties agree as follows:

Section 1. Grant of Restricted Stock Award. Pursuant to Article VIII of the Plan, Company hereby issues to Grantee on the Award Date a Restricted Stock Award (the “Award”) of 86,667 shares (the “Restricted Shares”) of common stock, $0.625 par value, of Company (the “Company Stock”) on the terms and conditions set forth in this Agreement in consideration of the services to be rendered by Grantee to Company and/or its Affiliate(s). The term “Affiliate” shall mean a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, Company.

Section 2. Terms and Conditions of Award. The grant of Restricted Shares provided for in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a) Ownership of Shares. Until such time as the restrictions on ownership lapse in accordance with Section 2(e) hereof, Grantee shall possess no incidents of ownership of the Restricted Shares granted hereunder, and Grantee shall have no right to vote such Restricted Shares and no rights to receive dividends with respect to such Restricted Shares.

(b) [intentionally omitted]

(c) Restrictions. Neither the Restricted Shares nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except by will or the laws of descent and distribution, during the period prior to the date on which the Restricted Shares vest and the restrictions thereon are removed. Any attempt to encumber or dispose of any of the Restricted Shares in contravention of the above restriction shall be null and void and without effect and shall result in forfeiture of the Restricted Shares.

(d) Book Entry Form. Company shall issue the Restricted Shares in book entry form, registered in the name of Grantee, with restrictive notations referring to the terms, conditions and restrictions applicable to the Award.

(e) Lapse of Restrictions. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service (as defined below) through the applicable vesting date, the Restricted Shares will vest 50% on the first anniversary of the Award Date and 50% on the second anniversary of the Award Date, in accordance with the following schedule:

Vesting Date	September 6, 2017	September 6, 2018
Shares of common stock subject to vesting	43,333	43,334

The term “Continuous Service” shall mean that the Grantee’s service with Company or an Affiliate, whether as an employee, consultant or director, is not interrupted or terminated. The Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to Company or an Affiliate as an employee, consultant, or director or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s Continuous Service; provided further that this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The board of directors of Company or its designee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

(f) Accelerated Vesting. Notwithstanding Section 2(e) hereof, in the event of the termination of Grantee’s Continuous Service as a result of the death or Disability (as defined below) of Grantee and prior to the lapse of restrictions on any Restricted Shares granted hereunder, all such Restricted Shares shall fully vest and all restrictions thereon shall be removed or lapse as of the date of such termination. “Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the board of directors or its designee.

(g) Corporate Transactions. The following provisions shall apply to the corporate transactions described herein: (i) in the event of a proposed dissolution or liquidation of Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the board of directors, and (ii) in the event of a Change in Control of Company (as defined below) subsequent to the Award Date, the Award shall be assumed or substituted with an equivalent award by any successor entity, or a parent or subsidiary of such successor entity; provided, however, that the board of directors or its designee may determine, in the exercise of its sole discretion, that, in lieu of such assumption or substitution, the Award shall fully vest and be non-forfeitable and that any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including Restricted Shares as to which the Award would not otherwise be non-forfeitable.

“Change in Control” shall mean: (x) the acquisition by one person or entity (a “Person”) (or more than one Person acting as a group) of ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (y) the replacement of a majority of the members of the board of directors of the Company during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors before the date of appointment or election; or (z) the acquisition (or series of acquisitions within a 12-month period) by one Person (or more than one Person acting as a group) of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

(h) Tax Liability and Withholding. Grantee shall be required to pay to Company, and Company shall have the right to deduct from any compensation paid to Grantee, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Grantee to satisfy any federal, state or local tax withholding by any of the following means, or by a combination of such means: (A) tendering a cash payment; (B) authoring Company to withhold shares of Company Stock from the shares of Company Stock otherwise issuable or deliverable to Grantee as a result of the vesting of the Restricted Shares, provided that no shares of Company Stock with a value exceeding the minimum amount of tax required to be withhold by law shall be withheld; and/or (C) delivering to Company previously owned and unencumbered shares of Company Stock.

(i) Section 83(b) Election. Grantee hereby acknowledges that Grantee may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares (less the purchase price paid for the Restricted Shares, if any), provided that such election must be filed with the Internal Revenue Service no later than 30 days after the award date. This time period cannot be extended. Grantee acknowledges that timely filing of a Section 83(b) election is Grantee’s sole responsibility. Grantee will seek the advice of Grantee’s own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Award under federal, state, and any other laws that may be applicable. Company and its Affiliates, and each of their respective agents, have not and will not provide any tax advice to Grantee. If Grantee elects to make a Section 83(b) election, Grantee shall promptly provide Company with a copy of the executed Section 83(b) election and evidence satisfactory to Company of the filing of the executed Section 83(b) election with the Internal Revenue Service.

(j) Clawback. Any shares of Company Stock awarded to Grantee in settlement of this Award shall be subject to clawback to the extent required by law, government regulation, or national stock exchange listing requirements (or any policy adopted by Company pursuant to any such law, government regulation or national stock exchange listing requirements). In addition, if Company is required to prepare an accounting restatement due to the material noncompliance of Company with any financial reporting requirement under applicable securities laws, the Committee, in its sole discretion, may require Grantee to surrender a portion or all of the shares of Company Stock received in settlement of this Award.

(k) Excess Parachute Payment Limitation. Notwithstanding any other provision of this Agreement, if the sum of the value of the vesting of the Award and payments to Grantee described in this Agreement and in any other agreement, program, or plan between Company or any of its Affiliates and Grantee attributable to the same Change in Control constitute “excess parachute payments,” as defined in Section 280G(b)(1) of the Code, then Company shall reduce the amounts otherwise payable to Grantee under this Agreement so that Grantee’s total “parachute payment,” as defined in Section 280G(b)(2)(A) of the Code, under this Agreement and any other agreements, programs, or plans shall be $1,000 less than the amount that would be an “excess parachute payment.”

Section 4. Acceptance. By Grantee’s signature on this Agreement, Grantee accepts the Award set out in this Agreement and irrevocably agrees, on behalf of Grantee and Grantee’s successors, permitted assigns, heirs, beneficiaries, executors and administrators, to the terms and conditions of this

Agreement. By entering into this Agreement and accepting the Award, Grantee acknowledges that: (a) Grantee’s receipt of the Award is voluntary; (b) the value of the Award is an extraordinary item that is outside the scope of any employment contract with Grantee; (c) the Award is not part of normal or expected compensation for any purposes, including without limitation for purposes of calculating any benefits, severance, resignation, termination, redundancy, or end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, and Grantee will not be entitled to compensation or damages as a consequence of Grantee’s forfeiture of any unvested portion of the Award as a result of the termination of Grantee’s Continuous Service; and (d) in the event Grantee is not a direct employee of Company or any Affiliate of Company, the grant of the Award will not be interpreted to form an employment relationship or contract between Grantee and Company or any Affiliate thereof. Company will be under no obligation whatsoever to advise Grantee of the existence, maturity or termination of any of Grantee’s rights hereunder, and Grantee shall be responsible for familiarizing himself or herself with all matters contained herein.

Section 5. Miscellaneous.

(a) Notices. Any and all notices and other communications provided for herein shall be given in writing. Any such notice or other communication provided to Company shall be delivered personally to the chief executive officer or chief financial officer of Company or sent by registered or certified United States mail, postage prepaid, addressed to both the chief executive officer and the chief financial officer of Company at the principal office of Company. Any such notice or other communication provided to Grantee shall be delivered personally to Grantee or sent by registered or certified United States mail, postage prepaid, to Grantee’s address appearing on the books and records of Company.

(b) No Right to Continued Service. Nothing in this Agreement shall confer upon Grantee any right to continue in the service of Company or any Affiliate thereof, as a director or otherwise, or shall interfere with or restrict in any way the right of Company or any Affiliate thereof, which right is hereby expressly reserved, to remove, terminate or discharge Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c) Compliance with Law. The issuance and transfer of shares of Company Stock in connection with this Award shall be subject to compliance by Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any national stock exchange on which the Company Stock may be listed. No shares of Company Stock shall, in connection with this Award, be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of Company and its counsel.

(d) Regulatory Requirements. Notwithstanding anything in this Agreement to the contrary, to the extent that the Board of Governors of the Federal Reserve System or any other bank or bank holding company regulatory agency or authority determines that any change to the Plan and/or this Agreement is required, necessary, advisable or appropriate to improve the risk sensitivity of the Award, then this Agreement shall be automatically amended to incorporate such change, without further action of Grantee. In such event, Company shall provide Grantee with notice thereof.

(e) Adverse Tax Consequences. Notwithstanding anything contained in this Agreement to the contrary, to the extent that either the board of directors, its designee, or the United States government (including, without limitation, any agency thereof) determines that the Award granted to Grantee pursuant to this Agreement is prohibited or substantially restricted by, or subjects Company to any material adverse tax consequences that Company is not otherwise subject to on the Award Date because of any current or future United States law, rule, regulation, or other authority, then this Agreement shall automatically terminate effective as of the Award Date and the Award shall automatically be cancelled as of the Award Date without further action on the part of Company or Grantee and without any compensation to Grantee for such termination and cancellation. Company shall provide notice to Grantee of any such termination and cancellation.

(f) Section 409A. The intent of the parties is that benefits under this Agreement will be exempt from the provisions of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited and construed in accordance with such intent. In no event whatsoever shall Company be liable for any additional tax, interest or penalties that may be imposed on Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(g) Imposition of Other Requirements. If Grantee relocates to another country after the Award Date, Company reserves the right to impose other requirements on the Award, to the extent Company determines it is necessary or advisable in order to comply with local law and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(h) Successors. Company may assign any of its rights and/or delegate any of its obligations under this Agreement without the consent of or notice to Grantee. Except as otherwise expressly permitted by the Plan or this Agreement, Grantee may not assign any of Grantee’s rights and/or delegate any of Grantee’s obligations under this Agreement without the prior written consent of Company. The terms of this Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and Grantee and the beneficiaries, executors, administrators, heirs, and permitted assigns of Grantee.

(i) Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions thereof or hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(j) No Waiver. The failure of Company to enforce any provision of this Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

(k) Entire Agreement. This Agreement constitutes the entire agreement between Grantee and Company and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties hereto relating to the subject matter hereof.

(l) Amendment. The board of directors of Company, in its sole discretion, may hereafter amend the terms of this Agreement; provided, that, except as expressly set forth herein, no such amendment shall be made which would materially impair the rights of Grantee without Grantee’s consent. No such amendment shall be valid unless in writing.

(m) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and determined in accordance with the statutory laws and procedural provisions of the Commonwealth of Virginia, including such state’s law of privilege, without giving effect to its conflict of law principles.

(n) Headings. The headings and captions contained in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(p) Discretionary Nature of Award. The grant of the Award in this Agreement does not create any contractual or other right to receive other awards of Restricted Shares, qualified or non-qualified stock options, or other types of equity or cash awards in the future. Future awards or grants, if any, will be at the sole discretion of Company. Any amendment, modification, or termination of the Plan shall not constitute a change of, or impair the terms and conditions of, Grantee’s service to Company or any of its Affiliates.

(signature page follows)

By Grantee’s signature and the signature of Company’s representative below, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Award Date set forth on the first page of this Agreement.

HIGHLANDS BANKSHARES, INC.	GRANTEE

/s/ Dr. James D. Moore, Jr.	/s/ Timothy K. Schools
Dr. James D. Moore, Jr.	Timothy K. Schools
Chairman

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